The computation of net income per share for the three months ended March 31, 1997 and 1996 is as follows: (000's omitted except per share data)

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                             (UNAUDITED)
                                                     --------------------------
                                                        1997            1996
                                                     -----------    -----------
PRIMARY

Net income                                           $    22,312    $    22,003
Add: Adjustments to net income
    net of tax, related to convertible debentures           (723)          (396)
   Adjustments to net income related
    to the stated and embedded dividends
    on the Series B preferred stock                       (3,309)            00
                                                     -----------    -----------

Adjusted net income                                  $    18,280    $    21,607
                                                     ===========    ===========


Average common shares outstanding                         34,066         30,947
Dilutive common equivalent shares
   issuable upon the exercise of
   options currently outstanding to
   purchase common shares                                  1,101          1,067
Conversion of debentures                                   1,472          1,472
Put option common stock equivalents                           39             00
                                                     -----------    -----------
                                                          36,678         33,486
                                                     ===========    ===========

Net income per share                                 $       .50    $       .65
                                                     ===========    ===========

FULLY DILUTED

Net income                                           $    22,312    $    22,003
Add: Adjustments to net income
   net of tax, related to convertible debentures           1,157          3,272
  Adjustments to net income related to the
   stated and embedded dividends on the
   Series B preferred stock                               (3,309)            00
                                                     -----------      ---------
Adjusted net income                                  $    20,160      $  25,275
                                                     ===========      =========

Average common shares outstanding                         34,066         30,947
Dilutive common equivalent shares
issuable upon the exercise of options
currently outstanding to purchase
common shares                                              1,104          1,205
Conversion of Debentures                                   6,672          7,177
Put option common stock equivalents                           39             00
                                                     -----------      ---------
                                                          41,881         39,329
                                                     ===========      =========

Net income per share                                 $       .48      $     .64
                                                     ===========      =========